SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

UMH Properties, Inc.

(Name of Registrant as Specified In Its Charter)

Erez REIT Opportunities LP

Erez Asset Management LLC

Bruce Schanzer

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Erez Asset Management LLC posted the following on social media regarding UMH Properties, Inc.

Certain Information Concerning the Participants

Erez Asset Management LLC (“Erez Asset Management”), Erez REIT Opportunities LP (“Erez Opportunities”) and Bruce Schanzer (“Mr. Schanzer,” and together with Erez Asset Management and Erez Opportunities, the “Participants”) intend to seek Board change and file a definitive proxy statement and accompanying form of proxy with the Securities and Exchange Commission (the “SEC”) to be used in conjunction with a solicitation of proxies from the shareholders of UMH Properties, Inc. (the “Company”) in connection with the Company’s 2027 annual meeting of shareholders. The Company’s shareholders are advised to read the definitive proxy statement and other documents related to the solicitation of proxies with respect to the Company by the Participants as they become available because they will contain important information. They will be made available at no charge on the SEC’s website, http://www.sec.gov/.

As of the date hereof, the Participants may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), in the aggregate, 4,270,000 shares of the Company’s common stock, $0.10 par value per share (the “Common Stock"). Erez Asset Management, by virtue of its status as the investment manager of various funds and accounts, including Erez Opportunities, and Mr. Schanzer, by virtue of his status as the Chairman, Chief Investment Officer and sole member of Erez Asset Management, may be deemed to beneficially own the 4,270,000 shares of Common Stock held by such funds and accounts. Erez Opportunities may be deemed to beneficially own the 3,451,421 shares of Common Stock which it directly holds.